Exhibit 3.1

BARBARA K. CEGAVSKE

Secretary of State

204 North Carson Street, Suite 4

Carson City, Nevada 89701-4520

(775) 684-5708

	Filed in the office of	Document Number 20160515539-67
Certificate of Designation	/s/ Barbara K. Cegavske	Filing Date and Time
(PURSUANT TO NRS 78.1955)	Barbara K. Cegavske	11/29/2016 8:05 AM
	Secretary of State	Entity Number
	State of Nevada	E0414912007-0

1. Name of Corporation:

Trans-Pacific Aerospace Company, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The Corporation hereby establishes and designates 1,500 shares of its preferred stock, $0.001 per share, designated as Series 'B Preferred Stock (the "Series B Preferred Stock") with each share of Series B Preferred Stock having a Stated Value of $10.00 per share. The rights, preferences, and privileges of the Series B Preferred Stock relative to those of the common shares, par value $0.001 per share of the Corporation (the "Common Stock") and any other shares of preferred stock are set forth on Exhibit A attached hereto.

3. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

/s/ William Reed McKay
Signature of Officer

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EXHIBIT A
TO
CERTIFICATE OF DESIGNATION
ESTABLISHING SERIES B PREFERRED STOCK OF
TRANS-PACIFIC AEROSPACE COMPANY, INC.
A Nevada Corporation

The rights, preferences, and privileges of the Series B Preferred Stock relative to those of the Common Stock are set forth in this Certificate of Designation of Series B Preferred Stock (the "Certificate").

1.       Definitions. For purposes of this Certificate the following definitions shall apply and shall be equally applicable to both the singular and plural forms of the defined terms:

1.1.       "Common Stock" shall mean the common stock, par value $0.001 per share, of the Corporation.

1.2.       "Corporation" shall mean Trans-Pacific Aerospace Company, Inc., a Nevada corporation.

1.3.       "Series B Preferred Stock" shall mean the series B preferred stock, par value $0.001 per share of the Corporation.

1.4.       "Stated Value" shall mean $10.00.

2.       Voting Rights. In addition to the other rights provided in this Certificate, by agreement or by law, the holders of the Series B Preferred Stock, the holders of the Common Stock and the holder of Series B Preferred Stock shall vote together as a single class on all actions to be taken by the shareholders of the Corporation. At all meetings of the shareholders of the Corporation and in the case of any actions of shareholders in lieu of a meeting, each holder of Series B Preferred Stock shall be entitled to the number of votes on such matters equal to the product of (x) the number of shares of the Series B Preferred Stock held by such holder at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of such shareholders is effected, multiplied by (b) one hundred million (100,000,000).

3.       Dividend Rights. None.

4.       Liquidation Rights. None

5.       Conversion Rights. None

6.       No Reissuance of Series B Preferred Stock. No share or shares of Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion, or otherwise shall be reissued.

7.       Notices. Unless otherwise specified in the Corporation's Articles of Incorporation or Bylaws, all notices or communications given hereunder shall be in writing and, if to the Corporation, shall be delivered to it as its principal executive offices, and if to any holder of Series B Preferred Stock, shall be delivered to it at its address as it appears on the stock books of the Corporation.

8.       No Preemptive Rights. Holders of Series B Preferred Stock shall have no preemptive rights except as granted by the Corporation pursuant to written agreements.

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